Exhibit 99.1

Forrester Appoints Seasoned Entrepreneur And Technology Veteran Bob Bennett To Its Board

Bennett to utilize his expertise in leading successful public companies to drive contract value growth at Forrester

CAMBRIDGE, Mass., July 22, 2024 — Forrester (Nasdaq: FORR) today announced the appointment of Bob Bennett, a serial entrepreneur with extensive experience in leading profitable high-growth technology companies, to its board, effective immediately. Bob joins the board following the appointment of Cory Munchbach, a marketing strategy and technology expert. These additions bring Forrester’s board of directors to nine members, with incumbent member Gretchen Teichgraeber retiring in May.

Bob co-founded InvoiceCloud, a leading web-based provider of electronic bill presentment and payment solutions, where he and his team drove aggressive organic growth and added smart private equity partners to support M&A. His efforts led to the creation of a parent company, EngageSmart, and the completion of an IPO in 2021. With decades of experience crafting go-to-market strategies for high-growth tech companies, Bob has a proven track record of building repeatable processes that drive sustainable growth and profitability. Having retired from his role as CEO of EngageSmart in April 2024, he currently serves as an independent board member of InvoiceCloud and SimplePractice, the two principal businesses that comprised EngageSmart.

Since his retirement, Bob has become involved with several organizations and programs in Boston, including EforAll, The Boston Foundation, and Northeastern University, to help bridge the wealth gap in disadvantaged communities through entrepreneurship. He is an active squash player, boater, sports enthusiast, and family man.

“Bob’s entrepreneurial spirit combined with his hands-on experience in building and scaling profitable public companies will be invaluable to Forrester in driving sustained contract value growth,” said George F. Colony, Forrester’s chairman and chief executive officer. “His strong operational experience as a former CEO, expertise in sales management, and ability to build strategic flywheels that create repeatable processes will be impactful to Forrester as we continue to focus on increasing the contract value of Forrester Decisions. I am incredibly excited to welcome Bob to Forrester’s board and look forward to working with him to maximize value for our customers and shareholders. I’d also like to thank Gretchen for her 20 years of service to the board and for her guidance in helping Forrester transform into a subscription-based business.”

“I’ve long admired how Forrester excels at helping its clients deliver tangible top-line growth,” said Bob Bennett. “Having spent decades as a product, sales, marketing, and go-to-market executive, I am looking forward to joining Forrester’s board and working alongside its excellent leadership team to continue to help the firm utilize both its Forrester Decisions platform and genAI prowess to fuel revenue growth.”

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We help leaders across technology, customer experience, digital, marketing, sales, and product functions use customer obsession to accelerate growth. Through Forrester’s proprietary research, consulting, and events, leaders from around the globe are empowered to be bold at work — to navigate change and put their customers at the center of their leadership, strategy, and operations. Our unique insights are grounded in annual surveys of more than 700,000 consumers, business leaders, and technology leaders worldwide; rigorous and objective research methodologies, including Forrester Wave™ evaluations; more than 100 million real-time feedback votes; and the shared wisdom of our clients. To learn more, visit Forrester.com.